UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event: July 18, 2006

Nexia Holdings, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

33-2128-D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

c/o Richard Surber, President
59 West 100 South, Second Floor, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 13, 2006, Nexia Holdings, Inc. ("Company") approved and its subsidiary Diversified Holdings I, Inc. (“DHI”) executed an agreement with Richard Surber to acquire Mr. Surber’s 60% ownership interest in Landis LLC, a Utah limited liability company. Richard Surber is the president of the Company and was the proposing party for the transaction. The Company will report this transaction as a related party transaction. The independent directors of the Company both approved of the deal and an independent valuation of Landis LLC has been arranged for by the Company. In exchange for his 60% ownership interest in Landis LLC Mr. Surber will receive the following compensation, (1) a promissory note in the amount of $250,000, bearing interest at the rate of 24% per annum, payments are due in five annual payments of principal and interest, (2) 75,000 shares of Nexia’s Class A Preferred stock and (3) 2,000,000 shares of Nexia’s Class B Preferred stock. The purchase is deemed to be closed as of the 18th of July, 2006.

Landis LLC is the operator of the Landis Lifestyle Salon located at the corner of 13th East and 900 South in Salt Lake City, Utah. This salon features the Aveda™ line of products. During the first six months of 2006 Landis has reported total revenues of $582,330.98. Due to the Company’s prior existing ownership interest in Landis, LLC and Mr. Surber’s position as the managing member of the LLC previously reported financial results included the operations of Landis on a consolidated basis, those results will continue to be consolidated in the Company’s financial reports as a result of this acquisition. The assets and inventory interests acquired by DHI will be consolidated into Nexia’s balance sheet as of the date of closing and valued in accordance with the independent valuation currently being performed.

DHI has proposed the terms to acquire an additional 5% interest in Landis from a third party member of the LLC. The Company has agreed to provide up to 5,000 shares of Nexia’s class A Preferred Stock to acquire that 5% interest. Nexia expects that this transaction will close prior to the last day of July 2006.

ITEM 9.01  Financial Statements and Exhibits

Pro forma financial statements, if required, will be filed by amendment within the time allowed by rule.

EXHIBIT         PAGE
NO.	NO.	DESCRIPTION

2 (i)	3	Stock Purchase Agreement, dated July 13, 2006 between Diversified Holdings I, Inc. and Richard Surber.

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nexia Holdings, Inc.

Date: July 18, 2006	By:	/s/ Richard Surber
Richard Surber President

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